Exhibit 99.1

Kite Pharma Reports Third Quarter 2015 Financial Results and Provides Business Update

Santa Monica, Calif., November 12, 2015 (GLOBENEWSWIRE) – Kite Pharma, Inc. (Nasdaq:KITE), a clinical-stage biopharmaceutical company focused on developing engineered autologous T cell therapy (eACT™) products for the treatment of cancer, today reported financial results for the quarter ended September 30, 2015.

“Over the past few months, we have achieved many significant corporate and clinical development milestones, including the initiation of two pivotal Phase 2 studies of our lead product candidate, KTE-C19,” noted Arie Belldegrun, M.D., FACS, Chairman, President, and Chief Executive Officer. “Our ZUMA-1 trial is enrolling patients with aggressive, refractory non-Hodgkin’s lymphoma, while our ZUMA-2 trial is enrolling patients with relapsed or refractory mantle cell lymphoma. We also plan to initiate two additional pivotal studies of KTE-C19 in patients with acute lymphoblastic leukemia prior to the end of this year. We look forward to reporting data from these trials in 2016 with the goal of filing our first Biologics License Application by the end of 2016.”

Recent Highlights

•	Completed the Phase 1 portion of the KTE-C19 study in aggressive, refractory non-Hodgkin’s lymphoma (NHL) and recently opened enrollment in the pivotal Phase 2 (ZUMA-1) multi-center trial to support registration and potential commercial launch of KTE-C19 in 2017.

•	Initiated the second pivotal Phase 2 KTE-C19 study (ZUMA-2) in patients with relapsed or refractory mantle cell lymphoma (MCL) to support registration in this indication.

•	Obtained Orphan Drug Designations in the EU for KTE-C19 in leading hematological malignancies including designation for the treatment of primary mediastinal B-cell lymphoma, MCL, chronic lymphocytic leukemia/small lymphocytic lymphoma, follicular lymphoma, and acute lymphoblastic leukemia (ALL).

•	Four abstracts were accepted for presentation at the American Society of Hematology (ASH) annual meeting, including an abstract on the safety and efficacy data from the Company’s KTE-C19 Phase 1 study in patients with aggressive, refractory NHL.

•	Expanded our collaboration with the Netherlands Cancer Institute for an exclusive option to license multiple T cell receptor (TCR) gene sequences for the development and commercialization of immunotherapy candidates targeting solid tumors.

•	Secured an exclusive, worldwide license with the National Institutes of Health to IP related to TCR-based product candidates that target MAGE A3 and A3/A6 antigens.

•	Secured an exclusive license to Alpine Immune Sciences’ transmembrane immunomodulatory protein (TIP™) technology for chimeric antigen receptor and TCR-based products.

•	Appointed Dr. Franz B. Humer, former Chairman and Chief Executive of Roche Holding Ltd., to our Board of Directors.

•	Strengthened our Scientific Advisory Board with the addition of Drs. James Allison and Padmanee Sharma, recognized leaders from MD Anderson Cancer Center.

•	Held the official inauguration for Kite EU, our European headquarters in Amsterdam.

•	Completed construction of our clinical supply manufacturing facility in Santa Monica.

Third Quarter 2015 Financial Results

•	Cash Position: As of September 30, 2015, Kite had $368.6 million in cash, cash equivalents, and marketable securities, compared to $367.0 million as of December 31, 2014.

•	Cash Burn: Cash burn was $24.3 million for the third quarter of 2015, compared to $8.0 million for the third quarter of 2014. This increase was primarily due to the ramp up of our operations supporting the KTE-C19 program, including costs to build out our clinical manufacturing and commercial manufacturing facilities.

•	Net Loss: GAAP net loss attributable to common stockholders was $27.4 million, or $0.63 per share, for the third quarter of 2015, compared to $9.1 million, or $0.24 per share, for the third quarter of 2014. Non-GAAP net loss attributable to common stockholders for the third quarter of 2015 was $16.6 million, or $0.38 per share. Non-GAAP net loss for the third quarter of 2015 excludes non-cash stock-based compensation expense of $10.8 million for the third quarter of 2015. Please see “Note Regarding Use of Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to non-GAAP net loss.

•	Revenue: Revenue was $5.1 million for the third quarter of 2015 compared to $0 for the third quarter of 2014. The increase was primarily due to revenue recognized under the Amgen collaboration.

•	Total Operating Expenses: Total GAAP operating expenses for the third quarter of 2015 were $32.9 million, compared to $9.1 million for the third quarter of 2014.

•	R&D Expenses: GAAP research and development (R&D) expenses were $21.7 million for the third quarter of 2015, compared to $5.7 million for the third quarter of 2014, an increase of $16.0 million. This increase was primarily attributable to a $9.1 million increase in research and clinical development expenses supporting the advancement of our KTE-C19 studies and our additional development programs, $3.2 million in expenses related to increased personnel and consulting costs, and $3.7 million of non-cash stock-based compensation expense.

•	G&A Expenses: GAAP general and administrative (G&A) expenses were $11.1 million for the third quarter of 2015, compared to $3.4 million for the third quarter of 2014, an increase of $7.7 million. This increase was primarily attributable to a $3.0 million increase in personnel related expenses, $0.9 million for license obligations, and $3.8 million of non-cash stock-based compensation.

•	2015 Financial Guidance: Kite’s guidance remains unchanged. Kite expects to burn between $100 million and $125 million in cash for the full year 2015, which includes both operating expenses and capital expenditures. This guidance does not include cash inflows or outflows for business development activities.

About Kite Pharma, Inc.

Kite Pharma, Inc. is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on engineered autologous cell therapy (eACT™) designed to restore the immune system’s ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA. For more information on Kite Pharma, please visit www.kitepharma.com. Sign up to follow @KitePharma on Twitter at http://www.twitter.com/kitepharma.

Kite Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of initiating two additional pivotal KTE-C19 studies in ALL, the timing and ability to obtain regulatory approval based on the studies of KTE-C19 and to commercially launch KTE-C19, and Kite’s 2015 financial guidance. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail in Kite’s filings with the Securities and Exchange Commission, including without limitation in its Form 10-Q for the quarter ended September 30, 2015. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Kite assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Conference Call and Webcast Details

Kite will host a live conference call and webcast today at 4:30pm Eastern Time to discuss its financial results and provide a general business update. The live webcast and subsequent replay may be accessed by visiting the Company’s website at ir.kitepharma.com. Please connect to the Company’s website at least 5-10 minutes prior to the live webcast to ensure adequate time for any necessary software download. Alternatively, please call (844) 856-8656 (U.S.) or (443) 877-4062 (international) to listen to the live conference call. The conference ID number for the live call is 57896657. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the Company’s website for two weeks following the event.

KITE PHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	SEPTEMBER 30, 2015	DECEMBER 31,
	(unaudited)	2014
ASSETS
Current assets
Cash, cash equivalents, and marketable securities	$368,561	$367,040
Prepaid expenses and other current assets	12,911	1,330

Total current assets	381,472	368,370
Property and equipment, net	20,329	2,256
Intangible assets and goodwill, net	38,951	—
Other assets	10,062	127

Total assets	$450,814	$370,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,148	$2,320
Deferred revenue	15,333	—
Accrued expenses and other current liabilities	8,789	4,405

Total current liabilities	29,270	6,725
Deferred revenue, less current portion	35,884	—
Contingent consideration	16,383	—
Other non-current liabilities	6,866	1,439

Total liabilities	88,403	8,164

Total stockholders’ equity	362,411	362,589

Total liabilities and stockholders’ equity	$450,814	$370,753

KITE PHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
	2015	2014	2015	2014
Revenue:
Revenue	$5,087	$—	$12,371	$—
Operating expenses:
Research and development	21,727	5,716	47,576	15,232
General and administrative	11,135	3,385	30,080	8,172

Total operating expenses	32,862	9,101	77,656	23,404

Loss from operations	(27,775)	(9,101)	(65,285)	(23,404)
Other income (expense):
Interest income	342	61	1,307	129
Interest expense	(451)	—	(456)	(6,266)
Other income (expense)	(49)	(11)	521	(10)

Total other income (expense)	(158)	50	1,372	(6,147)

Loss before income taxes	(27,933)	(9,051)	(63,913)	(29,551)
Benefit from income taxes	491	—	491	—

Net loss	(27,442)	(9,051)	(63,422)	(29,551)
Series A preferred stock dividend	—	—	—	(1,089)

Net loss attributable to common stockholders	$(27,442)	$(9,051)	$(63,422)	$(30,640)

Net loss per share, basic and diluted	$(0.63)	$(0.24)	$(1.47)	$(1.76)

Weighted-average shares outstanding, basic and diluted	43,818	38,330	43,172	17,384

Note Regarding Use of Non-GAAP Financial Measures

Kite provides non-GAAP net loss and non-GAAP net loss per share that include adjustments to GAAP figures. These adjustments to GAAP net loss exclude non-cash stock-based compensation expense. Kite believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Kite’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of Kite’s operating results. In addition, these non-GAAP financial measures are among the indicators Kite’s management uses for planning purposes and measuring Kite’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by Kite may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer below for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

KITE PHARMA, INC.

Reconciliation of GAAP to Non-GAAP Net Loss

(In thousands, except per share amounts)

(unaudited)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
	2015	2014	2015	2014
Net loss attributable to common stockholders - GAAP	$(27,442)	$(9,051)	$(63,422)	$(30,640)
Adjustments:
Non-cash stock-based compensation expense	10,845	3,394	26,903	10,635

Net loss attributable to common stockholders – Non-GAAP	$(16,597)	$(5,657)	$(36,519)	$(20,005)

Net loss per share attributable to common stockholders, basic and diluted - GAAP	$(0.63)	$(0.24)	$(1.47)	$(1.76)
Adjustments:
Non-cash stock-based compensation per share	0.25	0.09	0.62	0.61

Net loss per share attributable to common stockholders, basic and diluted – Non-GAAP	$(0.38)	$(0.15)	$(0.85)	$(1.15)

Weighted average common shares outstanding, basic and diluted	43,818	38,330	43,172	17,384

CONTACT: Kite Pharma, Inc.

Cynthia M. Butitta

Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Lisa Burns

Burns McClellan

212-213-0006

jjackson@burnsmc.com

lburns@burnsmc.com